Exhibit 10.15a

ADDENDUM ONE

TO EQUIPMENT LEASE AGREEMENT

This ADDENDUM ONE TO EQUIPMENT LEASE AGREEMENT (this “Addendum”) is dated effective as of December 23, 2011, between Mercy Health Center, an Oklahoma not for profit corporation (“Hospital”), and GK Financing, LLC, a California limited liability company (“GKF”).

Recitals:

WHEREAS, GKF and Hospital are parties to a certain Equipment Lease Agreement dated May 28, 2004 (the “Lease”), which provides in Section 13 thereof, that the parties shall mutually discuss and decide on the necessity for reloading of the Cobalt-60 source in the Equipment; and

WHEREAS, the parties desire to set forth herein their agreement regarding the reloading of the Equipment.

NOW, THEREFORE, in consideration of the mutual covenants, conditions, and agreements set forth herein, and for the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement:

1.          Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.          Cobalt Reload of the Equipment. The Equipment shall be reloaded with new cobalt-60 that meets the manufacturer’s radioactivity level specifications (the “Reload”), subject to the following terms and conditions:

a.           Scheduling and Process for the Reload. The Reload shall be performed at the Site and shall include any required installation and rigging. Subject to scheduling availability, GKF shall use its commercially reasonable efforts to perform the Reload in the first quarter of 2012; provided that the Reload shall be performed only after all necessary and appropriate licenses, permits, approvals, consents and authorizations, including, without limitation, the proper handling of the cobalt-60 (collectively, the “Permits”), have been obtained by Hospital at Hospital’s sole cost and expense (other than any filing, registration or licensing fees which shall be paid 50% by GKF and 50% by Hospital). The timing and procedure for such Reload shall be as mutually agreed upon between the parties. Notwithstanding anything to the contrary contained in this Addendum, GKF makes no representation or warranty to Hospital concerning the Reload, and GKF shall have no obligation or liability to pay any damages to Hospital resulting therefrom, including, without limitation, any lost revenues or profits during the period of time that the Equipment is unavailable to perform procedures due to the Reload process.

b.           Hospital Personnel and Services. Upon request and as required by GKF, Hospital, at Hospital’s cost and expense, shall provide GKF with Hospital personnel (including Hospital’s physicists) and services in connection with the Reload, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Equipment.

c.           Costs of Reload. The actual costs of the Reload paid or payable to third parties (which is estimated to be between $900,000 and $1,000,000) shall be shared equally between GKF and Hospital. Neither GKF nor Hospital shall be entitled to reimbursement for its own respective personnel costs, internal costs or overhead.

d.           Extension of Term for Downtime. The Term of the Lease shall be extended for the period of time that the Equipment is unavailable to perform procedures due to the Reload (which is estimated to take approximately ______ (__) weeks for the Reload).

e.           No Additional Responsibilities. It is understood by the parties that GKF is not responsible for any upgrades, hardware, cobalt reloading, software changes and/or other modifications to the Equipment, except as expressly set forth herein or otherwise agreed upon in writing by Hospital and GKF.

3.          Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Addendum.

4.          Full Force and Effect. Except as amended by this Addendum, all of the terms and provisions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum One effective as of the date first written above.

GKF:		Hospital:

GK Financing, LLC		Mercy Health Center
An Oklahoma Not for Profit Corporation

By:	/s/ Ernest A. Bates	By:	/s/ Jim R. Gebhart
	Ernest A. Bates, M.D.	Name:	Jim R. Gebhart
	Policy Committee Member	Title:	President